TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement (this “Agreement”) is made effective as of August 1, 2022 (the “Effective Date”) and sets forth the terms and conditions of the separation of Stewart Beckman (“Employee”) from SSR Mining Inc. (“SSR Mining”), together with its wholly owned subsidiary, SSR Management Inc., a Colorado corporation (“SSR Management”) (collectively, SSR Mining and SSR Management are referred to herein as the “Company”).

WHEREAS, Employee is currently employed with the Company in the position of Executive Vice President, Chief Operating Officer pursuant to the Employment Agreement dated as of October 1, 2020 between Employee and the Company (the “Employment Agreement”);

WHEREAS, the decision has been made to restructure the Employee’s position in a way that gives rise to Employee’s right to terminate the Employment Agreement for Good Reason effective as of June 28, 2022 and entitles Employee to the payment of certain contractual severance benefits as of such termination as set forth in Section 4.2 of the Employment Agreement and Section 3 of this Agreement;

WHEREAS, to preserve the continuity of the Company’s business, Employee and the Company desire to enter into a written agreement embodying their mutual understanding and promises concerning resolution of any and all issues related to Employee’s employment, his separation therefrom, and the transition of his duties on the terms set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company agree as follows:

1.Transition Period and Separation. Employee’s last day of work with the Company will be December 15, 2022 (the “Separation Date”). During the time period between the Effective Date and the Separation Date (the “Transition Period”), Employee will complete and transition previously assigned tasks and satisfactorily perform such other advisory duties as may be assigned to Employee by the Company (“Successful Transition”).

2.Final Pay, Paid Time Off and Other Compensation. When and as required by the Colorado Wage Act, the Company will deliver to Employee final pay in the amount of all accrued and unused vacation and all accrued and unpaid Base Salary earned through the Separation Date, subject to standard payroll deductions and withholdings. During the Transition Period, notwithstanding any Company policy or practice to the contrary, any vacation or other paid time off to be taken by Employee must be approved in advance by the President and Chief Executive Officer (or his designee) in his sole discretion.

3.Contractual Severance Benefits. Pursuant to the Employment Agreement, as of the date of this Agreement, Employee is entitled to certain monetary or other entitlements as set forth in Section 4.2 of the Employment Agreement in connection with a termination for Good Reason (collectively, the “Contractual Severance Benefits”). Payment of the Contractual Severance Benefits will be made in accordance with Section 6 hereof.

4.Transition Payment. In consideration of, and subject to, the terms and conditions set forth in this Agreement, upon a Successful Transition, the Company shall make the following additional payments to Executive (collectively, the “Transition Payment”):

(a)Base Salary. The Company will pay Employee his Base Salary through the Separation Date.
(b)2022 Bonus. In consideration of, and subject to, the terms and conditions set forth in this Agreement, Employee shall receive a bonus for the 2022 fiscal year (the “2022 Bonus”) calculated using Employee’s target bonus. The calculation of the 2022 Bonus will be made following the Company’s normal-course performance evaluation cycle in early 2023 and will be performance-based with such performance being measured using a combination of goals set in early 2022 and additional goals/metrics related to a Successful Transition. Payment of the 2022 Bonus is expected to be made no later than March 30, 2023.

(c)Vesting of Non-Prorated Equity. In addition to the pro-rata vesting of Employee’s outstanding unvested equity grants associated with a resignation for Good Reason pursuant to the equity plan documents, the remainder of Employee’s non-prorated equity grants shall vest as follows:

(i)all remaining unvested Restricted Share Units shall immediately vest on the Separation Date and will be issued in common shares of the Company;

(ii)the Performance Share Units granted in January 2020 will vest in full and shall be redeemed in cash in March 2023, with the performance for such Performance Share Units being calculated based on the actual performance of such Performance Share Units through the grant period; and

(iii)all other remaining unvested Performance Share Units shall vest on the Separation Date and will be redeemed in cash within a reasonable time following the Separation Date, with the performance for such Performance Share Units being deemed to be at target.

5.Consulting Services. Following the Transition Period, and as further consideration for the Transition Payment, Employee agrees to provide up to 800 hours of consulting services to the Company free of charge during the 2023 calendar year. The Company and Employee will enter into a written Consulting Agreement documenting the specific consulting services to be provided.

6.Payments. The Transition Payment is conditioned on a Successful Transition and Employee’s execution of the second release specified in Section 17 below and, in respect of the Transition Payment, provision of the consulting services as set forth in Section 5. Except for those payments set forth in Section 3(d)(ii) and Section 4(b) to be made in March 2023, the Contractual Severance Benefits and the Transition Payment will be paid to Employee within a reasonable time following the Separation Date.

7.Equity Grants. Employee acknowledges that, other than as specifically set forth in this Agreement, any rights with respect to equity grants to which Employee may be entitled shall be governed by the terms of the applicable Equity Plans. For the avoidance of doubt, Employee will not receive any new equity grants following the Separation Date.

8.Expense Reimbursements. Employee agrees that, within thirty (30) days of the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to the Company’s regular business practice.

9.No Other Compensation or Benefits. Employee acknowledges and agrees that, except as expressly provided in this Agreement in the above sections, Employee will not receive any additional compensation, severance or benefits after the Separation Date with respect to Employee’s employment by the Company.

10.Return of Company Property. On the Separation Date, Employee agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Employee has had in Employee’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

11.Confidential and Proprietary Information Obligations. Employee will refrain from any unauthorized use or disclosure for any purpose of the Company’s proprietary or confidential information or materials. Any breach of Employee’s proprietary information obligations may cause the Company substantial harm and Employee agrees that the Company is entitled to specific performance of such obligations and may seek injunctive relief to enforce such obligations.

12.Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee, and will not be publicized or disclosed in any manner whatsoever; provided, however, that Employee may disclose this Agreement to (i) Employee’s immediate family; (ii) his attorneys, accountants, auditors, tax preparers, and financial advisors; and (iii) as necessary to enforce this Agreement or as otherwise required by law. In particular, and without limitation, Employee agrees not to disclose the terms of this Agreement to any current or former Company employee. Without affecting the comprehensive nature of the waivers and releases in Sections 16 and 17 below, Employee acknowledges that the severance payment described herein is not related to any allegations of sexual harassment or sexual abuse, and further acknowledges that he has not been subjected to any conduct that could constitute sexual harassment or sexual abuse at any time during Employee’s employment with the Company.

13.Non-Disparagement. Employee agrees not to disparage the Company, or the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to the Company’s business or business reputation; provided that Employee will respond accurately and fully to any question, inquiry or request for information when required by legal process.

14.Non-Competition. The Employee shall not, for a period of twelve (12) months immediately following the Separation Date, for any reason, on the Employee’s own behalf or on behalf of any Entity (as such term is defined in the Employment Agreement), whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Entity, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business in all or part of the Territory (as such term is defined in the Employment Agreement) which is competitive, in any way, with the Business (as such term is defined in the Employment Agreement). The Employee shall, however, not be in default under this Section 14 by virtue of the Employee holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Company.

15.Non-Solicitation of Employees. The Employee shall not, for a period of twenty-four (24) months immediately following the Separation Date, for any reason, on the Employee’s own behalf or on behalf of or in connection with any other Entity, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, alone through or in connection with any Entity:

(a)seek in any way to persuade or entice any employee of the Parent, Company or any of their affiliates with whom the Executive has dealt during his employment with the Company to leave his or her employment with the Parent, Company or any of their affiliates;

(b)seek in any way to persuade or entice any contractor engaged by the Parent or Company or any of their affiliates with whom the Executive has dealt during his employment with the Company to terminate his engagement with the Parent, Company or any of their affiliates.

16.Release.

(a)In exchange for the payment(s) and other consideration under this Agreement to which Employee would not otherwise be entitled, Employee hereby releases, acquits and forever discharges the Company, the Company’s affiliates and their respective officers, directors, agents, servants, employees, attorneys, stockholders, insurers, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of the Agreement, including, but not limited to: (i) all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; (ii) claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action, including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Colorado Anti-Discrimination Act, as amended, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that the scope of this release shall exclude rights and obligations arising under this Agreement, and any claims that cannot be lawfully waived, including claims for unemployment and/or workers’ compensation benefits for which Employee may be eligible.

(b)Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended. Employee also acknowledges that the consideration given for the waiver and release in the preceding subparagraph hereof is in addition to anything of value to which Employee was already entitled.

(c)EMPLOYEE UNDERSTANDS THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING FROM ACTS, OMISSIONS, OR EVENTS OCCURING ON OR BEFORE THE DATE THIS AGREEMENT IS SIGNED BY EMPLOYEE.

(d)Notwithstanding the above, Employee understands that he/she is not prohibited from participating in any statutorily authorized governmental investigation, including before the Equal Employment Opportunity Commission.

17.Second Release. Upon a Successful Transition, as a condition of, and prerequisite to, receiving the Contractual Severance Benefits and Transaction Payment, Employee shall execute and return to the Company a further waiver and release (the “Second Release”) covering any rights or claims that may have arisen during the Transition Period, up to and including the date of the execution of the Second Release.

18.Miscellaneous.

(c)Employee’s Acknowledgments. Employee acknowledges that he/she has been fully paid for all wages, compensation, payments, vacation pay and benefits to which Employee is entitled during Employee’s employment (excluding the additional consideration herein which is over and beyond what is owed to Employee). Employee further acknowledges that he/she has no known work-related injuries or occupational diseases for which Employee has not already filed a claim to the appropriate agency; and that he/she has no knowledge of any safety violations or corporate impropriety or fraud to support any allegation or complaint against the Company.

(d)Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities hereunder shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws, except to the extent such laws are preempted by applicable federal law.

(e)Venue; Jurisdiction. The Company and the Employee agree that any action brought by any party under or in relation to this Agreement, including, without limitation, to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of, the state and/or federal courts located in Denver, Colorado. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

(f)Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision will be deemed changed and/or interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement, all of which shall be severable, will continue in full force and effect.

(g)Legal Advice. Each of the parties warrants and represents that in executing this Agreement, such party has relied on legal advice from the attorney of such party’s choice.

(h)Inurement. This Agreement will bind the heirs, personal representatives, successors and assigns of Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns.

(i)Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the parties with regard to this subject matter. It is entered into without reliance on any promise, agreement or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements (including, without limitation, the Employment Agreement other than provisions incorporated into this Agreement), promises, warranties or representations with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of the Company.

(j)Headings. Descriptive headings used herein are used for convenience only and shall not be deemed to affect the meaning or construction of any provisions hereof.

(k)Waiver of Terms. A waiver of any term or condition of this Agreement will not be deemed to be, and may not be construed as, a waiver of any other term or condition hereof.

(l)Neutral Construction. This Agreement will be construed neutrally, and will not be applied more strictly against one party than another.

(m)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Executed counterparts delivered by facsimile or e-mail will be deemed executed and delivered originals.

(n)Attorneys’ Fees. In the event of any dispute between Employee and the Company arising out of or relating to this Agreement, the prevailing party in any resulting legal proceeding shall be entitled, in addition to any other award, to an award of its, her or their costs and reasonable attorneys’ fees incurred in such proceeding.

(o)Notice Provisions. Except as otherwise expressly provided herein, all notices relating to this Agreement shall be in writing and either delivered by hand, courier service or facsimile transmission and addressed as follows:

The Employee:    Stewart Beckman
463 Detroit Street
Denver, CO 80206

The Company:    SSR Mining Inc.
SSR Management Inc.
6900 East Layton Ave Suite 1300
Denver, CO 80237
Attention: Chief Legal and Administrative Officer

Any address referred to in this Subsection 18(m) may be changed by notice given in accordance with the provisions of this subsection. Any notice which is delivered by hand, courier service or facsimile transmission shall be effective when delivered.

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IN WITHNESS WHEREOF, the parties have executed this Agreement as of the last date set forth below.

EMPLOYEE

/s/ Steward Beckman                    Date: August 1, 2022
Stewart Beckman

SSR MINING INC.

By:     /s/ Rod P. Antal                    Date: August 1, 2022
Name:    Rod P. Antal
Title:    President and Chief Executive Officer

SSR MANAGEMENT INC.

By:     /s/ Michael J. Sparks                Date: August 1, 2022
Name:    Michael J. Sparks
Title:    Chief Legal & Administrative Officer